Exhibit 23.8

September 8th, 2023

Ing. Octavio Romero Oropeza

Director General

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Torre Ejecutiva, Piso 44

Colonia Verónica Anzures

Alcaldía Miguel Hidalgo

11300 Ciudad de México, México

Dear Ing. Octavio Romero Oropeza:

We hereby consent to (a) all references to our firm as set forth under the heading “Experts” in the Registration Statement on Form F-4 filed by Petróleos Mexicanos (the “Form F-4”); (b) all references to our firm as set forth under the headings “Presentation of Information Concerning Reserves,” “Item 4 – Information on the Company – Business Overview – Exploration and Production – Reserves,” and “Item 19 – Exhibits – Documents filed as exhibits to this Form 20-F” in the Annual Report on Form 20-F of Petróleos Mexicanos for the year ended December 31, 2022 (the “Form 20-F”); and (c) the incorporation by reference in the Form F-4 of our report, entitled “Certification of the Proved Reserves of Pemex Producción y Exploración in 46 fields in Mexico as of December 31, 2022,” dated April 14, 2023 (the “Report”), describing our audit of Petróleos Mexicano’s estimates of proved oil, condensate, natural gas and oil equivalent reserves as of December 31, 2022, for 46 fields located in the Macuspana-Muspac and Cinco Presidentes business units, which Report was originally filed as Exhibit 15.6 to the Form 20-F. The estimates included in the Report were prepared by Pemex Exploración y Producción in accordance with the reserves definitions of Rules 4-10(a) of Regulation S-X of the United States Securities and Exchange Commission.

Yours truly,

Sproule International Limited and Sproule México S.A. de C.V.

/s/ Gary R. Finnis, P.Eng.
Gary R. Finnis, P.Eng.

Senior Manager, Reservoir Services